Exhibit 5.1

	ATTORNEYS AT LAW	Broomfield, CO
720 566-4000
	One Freedom Square	Palo Alto, CA
	Reston Town Center	650 843-5000
April 12, 2006	11951 Freedom Drive	San Diego, CA
	Reston, VA	858 550-6000
	20190-5656	San Francisco, CA
415 693-2000
Gladstone Commercial Corporation	AARON VELLI	Washington, DC
1521 Westbranch Drive	(703) 456-8074	202 842-7800
Suite 200	avelli@cooley.com
McLean, Virginia 22102
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Gladstone Commercial Corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to Nine Hundred and Sixteen Thousand (916,000) shares of the Company’s Common Stock, $0.001 par value (the “Shares”) pursuant to the 2003 Equity Incentive Plan, as amended (the “Plan”).
In connection with this opinion, we have examined the Registration Statement and related prospectus, the Plan, your Articles of Incorporation, as amended, and Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares to be issued, when sold and issued in accordance with the Registration Statement, related prospectus and the Plan, will be, validly issued, fully paid and non-assessable.
The opinion rendered herein is only as of the date hereof and we undertake no obligation to update this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley Godward llp
/s/ Aaron Velli
Aaron Velli